Exhibit 99.2
VISTACARE PROVIDES SUPPLEMENTAL INFORMATION TO FINANCIAL RESULTS
SCOTTSDALE, Ariz., December 14, 2006 — VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today provided supplemental information to the financial results issued earlier today. The supplemental information provided is unaudited fourth quarter 2006 information.

Company Contact:	Investor Contacts:	Media Contact:
Henry Hirvela	Doug Sherk/Jenifer Kirtland	Steve DiMattia
Chief Financial Officer	EVC Group	EVC Group
(480) 648-4545	(415) 896-6820	(646) 277-8706
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com
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VISTACARE, INC
STATEMENT OF OPERATIONS
(unaudited)

	QTD	QTD	YTD	YTD
	SEP-06	SEP-05	SEP-06	SEP-05
Net patient revenue	$60,518	$53,885	$235,993	$225,432
Operating expenses:
Patient Care	$41,426	$40,665	$152,879	$147,211
Sales, General and Administrative Expenses	22,523	19,855	84,198	77,237
Depreciation and amortization	1,138	1,130	4,948	4,604

Total operating expenses	65,087	61,650	242,025	229,052
Operating income (loss)	(4,569)	(7,765)	(6,032)	(3,620)

Non-operating income (expense):
Interest income	442	363	1,460	1,212
Interest expense	(1)	—	(1)	—
Other expense	(136)	(181)	(454)	(661)

Total non-operating income (expense)	305	182	1,005	551

Net income (loss) before income taxes	(4,264)	(7,583)	(5,027)	(3,069)
Income tax expense (benefit)	6,645	(2,507)	6,624	(812)

Net income (loss)	$(10,909)	$(5,076)	$(11,651)	$(2,257)

Net income (loss) per common share:
Basic net income (loss) per common share	$(0.66)	$(0.31)	$(0.71)	$(0.14)
Diluted net income (loss) per common share	$(0.66)	$(0.31)	$(0.71)	$(0.14)